State of Delaware
Secretary of State
Division of Corporations
Delivered 10:00 AM 11/08/2012
FILED 10:00 AM 11/08/2012
SRV 121207688 - 4920925 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of:

Spicy Gourmet Manufacturing, Inc.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

First: The name of the Corporation shall be BullsnBears.com, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That this document will become effective November 15th, 2012

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 5th day of November, 2012.

By: ______________________
Authorized Officer

Title: Chairman and Secretary

Name: James M. Palladino